Exhibit 99.4

CONSENT TO BE NAMED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-11, together with any and all amendments or supplements thereto, of Silver Bay Realty Trust Corp., a Maryland corporation (the “Company”), as a nominee to the board of directors of the Company and the inclusion of my biographical information in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: October 15, 2012

/s/ Tanuja M. Dehne
Tanuja M. Dehne